AMENDMENT NO. 1
                                          TO
                                       FORM 8-A

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549



                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



                             UNISOURCE ENERGY CORPORATION
          -----------------------------------------------------------------
                (Exact name of registrant as specified in its charter)


                      ARIZONA                                86-0786732
          ----------------------------------------     --------------------
          (State of incorporation or organization)       (I.R.S. Employer
                                                       Identification No.)


                     220 WEST SIXTH STREET
                     TUCSON, ARIZONA                         85701
          ---------------------------------------      --------------------
          (Address of principal executive offices)         (Zip Code)

          Securities to be registered pursuant to Section 12(b) of the Act:


            Title of each class             Name of each exchange on which
            to be so registered             each class is to be registered
          ------------------------          -------------------------------

          COMMON STOCK, NO PAR VALUE          PACIFIC EXCHANGE INC.

               If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the
          following box.                                             [X]

               If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the
          following box.                                              [ ]

          Securities Act registration statement file number to which this form relates: 33-58173
                         --------

          Securities to be registered pursuant to Section 12(g) of the Act:

                                         N/A
          ----------------------------------------------------------------
                                 (Title of Class)

          ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
                    REGISTERED.

                    The security being registered is the common stock, no par value (the "Common Stock"), of UniSource Energy Corporation, an Arizona corporation (the "Company"). The Articles of Incorporation of the Company authorize the Company to issue 75,000,000 shares of Common Stock.

                    Dividend Rights. Subject to the limitation, if any, specified with respect to the preferred stock, or any series thereof, dividends may be paid on shares of the Common Stock, out of any funds legally available therefor, when and as declared by the Company's Board of Directors.

                    Liquidation Rights. Subject to the limitations, if any, specified with respect to the preferred stock, or any series therefor, in the event of any dissolution or other winding up of the Company, whether voluntary or involuntary, the assets of the Company available for payment and distribution to shareholders shall be distributed ratable in accordance with their holders to the holders of shares of the Common Stock.

                    Voting Rights. All voting power shall vest exclusively as the holders of shares of the Common Stock, except as any statute of the State of Arizona shall expressly provide to the contrary, and except as and to the extent otherwise specified with respect to the preferred stock, or any series thereof. Each holder of the Common Stock shall, in the election of directors and upon each other matter coming before any meeting of shareholders, be entitled to one (1) vote for each share of such stock standing in the name of such holder on the books of the Company.

                    Miscellaneous. The Common Stock has no preemptive or conversion rights or redemption or sinking fund provisions and the outstanding Common Stock is fully paid and non-assessable.

          ITEM 2.   EXHIBITS.


          EXHIBIT NO.                      DESCRIPTION
          -----------                      -----------

            1. Registration Statement of the Company on Form S-4 (File No. 33-58173) filed March 22, 1995 incorporated herein by reference thereto.

            2.(a)   Amended & Restated Articles of Incorporation of the
                    Company.

            2.(b)   Bylaws of the Company as amended to date.*

            3.      Specimen certificate of Common Stock.*







          _________________________________
          * Filed as an exhibit to Form 8-A for UniSource Energy Corporation filed by EDGAR on December 23, 1997 and incorporated herein by reference thereto.

                                      SIGNATURE

                    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

          Date:  January 30, 1998       UNISOURCE ENERGY CORPORATION
                                        -------------------------------
                                                  (Registrant)



                                        By: /s/ Ira R. Adler
                                            ----------------------
                                             Ira R. Adler
                                             Senior Vice President,
                                             Chief Financial Officer
                                             and Treasurer

                            EXHIBIT INDEX


          Exhibit          Description
          -------          -----------

            2.(a) Amended & Restated Articles of Incorporation of the Company.